Exhibit 23.2

SALISBURY BANCORP, INC.

CONSENT OF SHATSWELL, MACLEOD & COMPANY, P.C.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-160767 and 333-152930 on Form S-8 of Salisbury Bancorp, Inc. and Subsidiary of our report dated March 30, 2015, relating to our audit of the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the year ended December 31, 2014 of Salisbury Bancorp, Inc. and Subsidiary which appear in the Annual Report on Form 10-K of Salisbury Bancorp, Inc. and Subsidiary for the year ended December 31, 2016.

/s/ Shatswell, MacLeod & Company, P.C.

Shatswell, MacLeod & Company, P.C.

Peabody, Massachusetts

March 31, 2017